Exhibit 5.1

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601 ________	May 7, 2010	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Oxygen Biotherapeutics, Inc.

2530 Meridian Parkway

Suite 3078

Durham, NC 27713

Ladies and Gentlemen:

We have acted as counsel for Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (333-165733) filed March 26, 2010 and amended by Amendment No. 1 to Registration Statement on Form S-3 on April 7, 2010 (as amended and as may be further amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement was declared effective by the Commission on April 14, 2010. Pursuant to (i) the Registration Statement, (ii) the prospectus supplement dated May 4, 2010 (together with the base prospectus contained in the Registration Statement, the “Prospectus”), (iii) that certain placement agency agreement, dated May 4, 2010 (the “Placement Agreement”), by and between the Company and Roth Capital Partners, LLC, as placement agent and (iv) the subscription agreements dated May 4, 2010 between the Company and each of the purchasers signatory thereto (each, a “Subscription Agreement,” and collectively, the “Subscription Agreements”), the Company is issuing 1,724,138 shares (the “Offered Shares”) of its common stock, par value $0.0001 per share (“Common Stock”) and warrants to purchase 732,758 shares of Common Stock (the “Warrants”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Placement Agreement, (iv) the Subscription Agreements and (v) originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, records and proceedings, minutes, consents, actions and resolutions, and matters of law as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based upon and subject to the foregoing and in reliance thereon, it is our opinion that (i) the Offered Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefore in accordance with the terms of the Placement Agreement and the applicable Subscription Agreement and upon either (a) the countersigning of the certificates representing the Offered Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Offered Shares by the transfer agent for the Common Stock, such Offered Shares will be validly issued, fully paid and nonassessable, (ii) the Warrants have been duly authorized and when executed and delivered by the Company in accordance with the terms of the Placement Agreement and the applicable Subscription Agreement, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance and (iii) the shares of Common Stock underlying the Warrants have been duly authorized, and when issued and delivered against payment of the exercise price therefore in accordance with the Warrants and upon either (a) the countersigning of the certificates representing the Common Stock underlying the Warrants by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Common Stock underlying the Warrants by the transfer agent for the Common Stock, will be validly issued, fully paid and nonassessable.

This opinion is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decision interpreting these laws), and we express no opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference in the Registration Statement and to all references to us in the Registration Statement and the Prospectus. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.